                                                                    Exhibit 23.1


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of REMEC, Inc. for the registration of 138,000 shares of its common stock and to the incorporation by reference therein of our report dated February 24, 1997, except for the first paragraph of Note 2, as to which the date is February 28, 1997, with respect to the consolidated financial statements of REMEC, Inc. included in its Annual Report (Form 10-K/A) for the year ended January 31, 1997 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.


                                                 /s/  ERNST & YOUNG LLP


San Diego, California
July 3, 1997